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                                                               Exhibit 99.4


Company Press Release



               MARSHALL & ILSLEY CORPORATION COMPLETES MERGER WITH

                        SECURITY CAPITAL CORPORATION

MILWAUKEE -- (BUSINESS WIRE) -- Oct. 1, 1997 -- Marshall & Ilsley Corporation announced today the completion of its merger with Security Capital Corporation.

According to the terms of the merger, Security Capital Corporation shareholders who have made a valid stock election will receive approximately 90 percent stock and 10 percent cash, which is equivalent to a stock distribution of 1.9494 shares of Marshall & Ilsley Corporation Common Stock and $10.92 in cash for each share of Security Capital Corporation Common Stock. The distribution will be adjusted as necessary to reflect the final election tabulation. As stipulated in the merger agreement, Security Capital Corporation shareholders who have made a cash election, no election, or who have not otherwise made a valid stock election will receive $111.06 in cash for each Security Capital Corporation share held. Those shareholders who chose the mixed election will receive the agreed upon 1.3561 shares of M&I stock and $41.40 cash for each of their Security shares. The transaction is structured as a tax-free exchange for the portion of the distribution that shareholders receive in stock.

Marshall & Ilsley Corporation, headquartered in Milwaukee, Wisconsin, has $19 billion in assets. The Corporation has 26 affiliate banks in Wisconsin with more than 225 offices and a bank in Phoenix, Arizona with 12 offices. In addition, the holding company owns and operates 54 offices throughout the country that provide trust and investment management, equipment leasing, mortgage banking, venture capital and data processing. Marshall & Ilsley Corporation stock is traded on NASDAQ under the symbol "MRIS."
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Contact:

   Marshall & Ilsley Corp., Milwaukee
   M.A. Hatfield, 414/765-7809

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MW1-94865-1